                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of April 7, 1998 by and among IQI, Inc., a New York corporation (the "COMPANY"), ATC Communications Group, Inc., a Delaware corporation ("BUYER"), and ATC Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of Buyer ("NEWCO").

                                R E C I T A L S

    A. Buyer owns all of the outstanding shares of capital stock of Newco.

    B. The Board of Directors of each of Newco and the Company have determined that it is fair to, and in the best interests of, their respective corporations and stockholders for Newco to be merged with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger"). It is the intention of the parties hereto that the Merger be treated as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Code, and that the Merger be accounted for under the "reverse purchase" method of accounting whereby the Company will be treated as the acquiring entity for accounting purposes.

    C. The Board of Directors of each of Newco, the Buyer and the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware or the Business Corporation Law of the State of New York, as applicable.

    D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, certain holders of the outstanding shares of common stock of the Company which own approximately 85% of such outstanding common stock are entering into agreements with Buyer, pursuant to which such shareholders will agree to grant an irrevocable proxy coupled with an interest to representatives of Buyer to vote such shares of common stock in favor of the Merger.

    E. Concurrently with the execution of this Agreement, a principal shareholder of the Company has provided a commitment letter to Buyer (the "COMMITMENT LETTER") pursuant to which such shareholder has committed, subject to the terms and conditions set forth in such letter, to extend financial accommodations to Buyer in an amount of up to $2.0 million.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms defined in this Article I and those accounting terms used in this Agreement and not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with GAAP.

    "AAA" shall have the meaning assigned to such term in Section 11.08.

    "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

    "ACQUISITION PROPOSAL" shall have the meaning assigned to such term in
Section 8.08.

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    "ADDITIONAL SHARES" shall have the meaning assigned to such term in Section
10.02(e).

    "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

    "AGREEMENT" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "BALANCE SHEET" and "BALANCE SHEET DATE" shall have the respective meanings assigned to such terms in Section 3.04(a).

    "BUSINESS DAY" shall mean any day excluding Saturday, Sunday or any day which shall be in the State of New York a legal holiday or a day on which banking institutions are authorized by law to close.

    "BUYER" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "BUYER BALANCE SHEET" shall mean the unaudited balance sheet of Buyer as of the Buyer Balance Sheet Date included in Buyer's quarterly report on Form 10-Q for the fiscal quarter ended on the Buyer Balance Sheet Date.

    "BUYER BALANCE SHEET DATE" shall mean December 31, 1997.

    "BUYER COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of Buyer.

    "BUYER ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Buyer is (or at any relevant time was) a member.

    "BUYER LEASED PROPERTY" shall have the meaning assigned to such term in
Section 4.19.

    "BUYER PLAN" shall mean any "employee benefit plan" within the meaning of
Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate for the benefit of current or former employees, with respect to which Buyer or any of its Subsidiaries or a Buyer ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

    "BUYER PREFERRED STOCK" shall mean the Preferred Stock, par value $.01 per share, of Buyer.

    "BUYER REPORTS" shall have the meaning assigned to such term in Section
4.06.

    "CERTIFICATES" shall have the meaning assigned to such term in Section 2.08(a).

    "CERTIFICATE OF MERGER" shall have the meaning assigned to such term in
Section 2.12.

    "CLAIM NOTICE" shall have the meaning assigned to such term in Section 10.03(a).

    "CLOSING" and "CLOSING DATE" shall have the respective meanings assigned to such terms in Section 2.13.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "COMMISSION" shall mean the United States Securities and Exchange
Commission.

    "COMMITMENT LETTER" shall have the meaning assigned to such term in Recital
E.

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    "COMMON STOCK" shall mean the common stock, par value $.001 per share, of the Company.

    "COMPANY" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "CONFIDENTIALITY AGREEMENT" shall have the meaning assigned to such term in
Section 8.03(b).

    "CONSTITUENT CORPORATIONS" shall have the meaning assigned to such term in
Section 2.01.

    "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under
Article X hereof).

    "DELAWARE LAW" shall mean the Delaware General Corporation Law, as amended.

    "DISSENTERS' SHARES" shall have the meaning assigned to such term in Section 2.07(a).

    "EFFECTIVE TIME" shall have the meaning assigned to such term in Section
2.02.

    "ENVIRONMENTAL LAWS" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code
Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

    "ESCROW AGENT" shall mean Harris Trust and Savings Bank.

    "ESCROW AGREEMENT" shall mean that certain Escrow Agreement to be executed by the Escrow Agent, the Representative and Buyer at the Closing, in substantially the form of Annex J hereto.

    "ESCROW SHARES" shall have the meaning assigned to such term in Section 2.06(a).

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" shall mean Harris Trust and Savings Bank.

    "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 2.06(a).

    "EXCHANGED OPTION SHARES" shall have the meaning assigned to such term in
Section 2.06(b).

    "EXCHANGED WARRANT SHARES" shall have the meaning assigned to such term in
Section 2.06(c).

    "FINANCIAL STATEMENTS" shall have the meaning assigned to such term in
Section 3.04(a).

    "GAAP" means generally accepted accounting principles in the United States consistently applied.

    "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

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    "HAZARDOUS MATERIAL" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INDEBTEDNESS" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and interest rate swap agreements and currency exchange rate agreements (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien (other than a Permitted Lien) upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; PROVIDED, HOWEVER, that Indebtedness shall not include any liability for compensation of such Person's employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services.

    "INDEMNIFICATION CLAIM," "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings assigned to such terms in Section 10.03(a).

    "INITIAL SHARES" shall have the meaning assigned to such term in Section 2.06(a).

    "IRS" shall mean the United States Internal Revenue Service.

    "KNOWLEDGE" shall mean, with respect to the Company, the actual knowledge, after due inquiry, of any of the officers or directors of the Company, and with respect to Buyer, the actual knowledge, after due inquiry, of any of the officers or directors of Buyer.

    "LEASED REAL PROPERTY" shall have the meaning assigned to such term in
Section 3.21.

    "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

    "LIEN" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company or the Buyer, as applicable, a material adverse effect on the business, financial condition, properties, profitability, business prospects or operations of the Company and its Subsidiaries, or the Buyer and its Subsidiaries, as the case may be, taken as a whole.

    "MERGER" shall have the meaning assigned to such term in Recital B hereof.

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    "MERGER SHARES" shall have the meaning assigned to such term in Section
2.06(a).

    "NEWCO" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "NEW YORK LAW" shall mean the Business Corporation Law of the State of New York.

    "OPTIONS" shall mean all outstanding options, warrants and other rights to acquire Common Stock.

    "OPTION SHARES" shall have the meaning assigned to such term in Section 2.06(b).

    "ORDINARY COURSE" shall mean, when used with reference to the Company or Buyer, the ordinary course of the Company's or Buyer's business (including their respective Subsidiaries), respectively, consistent with past practices.

    "PERMITTED LIENS" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's, landlord's and similar liens, if the obligations secured by such Liens are not then delinquent.

    "PERSON" shall mean any natural person, corporation, business trust, association, company, partnership, limited liability company, joint venture, Governmental Entity and any other entity.

    "PLAN" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of current or former employees, with respect to which the Company or any of its Subsidiaries or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

    "PLAN OPTIONS" shall have the meaning assigned to such term in Section 2.06(b).

    "PROXY STATEMENT/PROSPECTUS" shall have the meaning assigned to such term in
Section 5.01.

    "REGISTRATION STATEMENT" shall have the meaning assigned to such term in
Section 5.01.

    "REPRESENTATIVE" shall mean Thayer Equity Investors III, L.P.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SHAREHOLDER" shall mean an owner of the Shares, as set forth in Annex A hereto, as amended as of the Closing Date.

    "SHAREHOLDERS AGREEMENT" shall mean a Shareholders Agreement to be entered into at the Closing by Thayer Equity Investors III, L.P., ITC Services Company, Edward Blank, The Edward Blank 1995 Grantor Retained Annuity Trust, Codinvest Limited, Michael G. Santry and Darryl D. Pounds in substantially the form of Annex K hereto.

    "SHARES" shall mean the issued and outstanding shares of Common Stock.

    "STOCK PLANS" shall mean all stock option plans and other stock or equity-related plans of the Company.

    "SUBSIDIARY" of a Person shall mean any corporation, partnership, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

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    "SURVIVING CORPORATION" shall have the meaning assigned to such term in
Section 2.01 hereof.

    "TAX" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine, penalty or addition thereto, whether disputed or not.

    "TAX RETURN" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

    "WARRANTS" shall have the meaning assigned to such term in Section 2.06(c).

    "WARRANT SHARES" shall have the meaning assigned to such term in Section 2.06(c).

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01 MERGER. Upon the terms and subject to the conditions of this Agreement, Newco shall be merged with and into the Company in accordance with the applicable provisions of the New York Law. The Company and Newco are herein sometimes referred to as the "CONSTITUENT CORPORATIONS." At the Effective Time, the identity and separate corporate existence of Newco shall cease and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in Section 906 of the New York Law.

    SECTION 2.02 EFFECTIVE TIME. The Merger shall become effective on the date and at the time the Certificate of Merger referred to in Section 2.10 hereof is filed with the Secretary of State of the State of New York in accordance with
Section 104 of the New York Law. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "EFFECTIVE TIME."

    SECTION 2.03 CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS, NAME.

        (a) The Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time until amended in accordance with applicable law.

        (b) The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Surviving Corporation's Certificate of Incorporation and such Bylaws.

        (c) The directors and officers of Newco in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

        (d) The name of the Surviving Corporation from and after the Effective Time shall be "IQI, Inc." until changed in accordance with applicable law.

    SECTION 2.04 ASSETS AND LIABILITIES. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well

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as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise under the laws of any jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired by this Article II; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

    SECTION 2.05 FURTHER ASSURANCES. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

    SECTION 2.06  CONVERSION OF SECURITIES.

        (a) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters' Shares and other than as provided in Section 2.06(d)) shall be converted into the right to receive, and become exchangeable for, 9.7513 (the "EXCHANGE RATIO") validly issued, fully paid and nonassessable shares of Buyer Common Stock (collectively, the "MERGER SHARES"). If after the date hereof and prior to the Effective Time Buyer shall have declared a stock split (including a reverse split) of Buyer Common Stock or a dividend payable in Buyer Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend of securities. At the Effective Time, the holders of Common Stock shall be entitled to receive, in the aggregate, such number of shares of Buyer Common Stock as is equal to the Merger Shares less the Escrow Shares. For the purposes hereof, the "ESCROW SHARES" shall mean 1,506,092 shares of Buyer Common Stock. The shares of Buyer Common Stock which the holders of Common Stock shall be entitled to receive at the Effective Time are hereinafter referred to as the "Initial Shares." The Escrow Shares shall be deposited into escrow pursuant to Section 2.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

        (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Option that is outstanding under the Company's 1996 Incentive Stock Option Plan (each a "PLAN OPTION," and, collectively, the "PLAN OPTIONS") immediately prior to the Effective Time shall be assumed by Buyer in such a manner that each such Plan Option shall be exercisable upon the same terms and conditions as under the Company's 1996 Incentive Stock Option Plan and the applicable Plan Option agreement issued thereunder, except that (i) each such Plan Option shall be exercisable for that number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the product of the number of shares of Common stock subject to such Plan Option immediately prior to the Effective Time multiplied by the Exchange Ratio (the "OPTION SHARES"), and (ii) the Plan Option price per share of Buyer Common Stock shall be an amount equal to the product of the Plan Option price per share of Common Stock subject to such Plan Option immediately prior to

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    the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); PROVIDED, HOWEVER, that in the case of Plan Options intended to qualify as "incentive stock options" pursuant to Section 422 of the Code, any such adjustment shall be made in such manner as not to disqualify such Plan Options as "incentive stock options." For purposes of this Agreement, "EXCHANGED OPTION SHARES" shall mean the number of shares of Buyer Common Stock as is equal to the aggregate number of Option Shares. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor form) under the Securities Act with respect to all of the Exchanged Option Shares that may be issued pursuant to the Plan Options and shall use its best efforts to cause and maintain the effectiveness of such registration statement.

        (c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Option that is outstanding (other than under the Company's 1996 Incentive Stock Option Plan) (each a "WARRANT," and, collectively, the "WARRANTS") immediately prior to the Effective Time shall be assumed by Buyer in such a manner that each such Warrant shall be exercisable upon the same terms and conditions as under the applicable Warrant agreement issued thereunder, except that (i) each such Warrant shall be exercisable for that number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the product of the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time multiplied by a the Exchange Ratio (the "WARRANT SHARES"), and (ii) the Warrant price per share of Buyer Common Stock shall be an amount equal to the product of the Warrant price per share of Common Stock subject to such Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). For purposes of this Agreement, "EXCHANGED WARRANT SHARES" shall mean the number of shares of Buyer Common Stock as is equal to the aggregate number of Warrant Shares.

        (d) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time each share of Common Stock held by the Company as a treasury share immediately prior to the Effective Time shall be canceled and no payment of any consideration shall be made with respect thereto.

        (e) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time each share of common stock of Newco that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued share of common stock of the Surviving Corporation, par value $.01 per share.

    SECTION 2.07  DISSENTING SHARES.

        (a) Each outstanding share of Common Stock held by Shareholders who shall have properly perfected appraisal rights with respect thereto under
    Section 623 of the New York Law ("DISSENTERS' SHARES") shall not be converted into the right to receive the consideration specified in Section 2.06, but shall be entitled to receive payment of the fair value of such shares of Common Stock in accordance with the provisions of Sections 623 and 910 of the New York Law, except that any Dissenters' Shares held by a Shareholder who shall thereafter withdraw its, his or her demand for payment of fair value of such shares of Common Stock in accordance with the provisions of such Section 623, or lose its, his or her right to such payment, shall be converted, as of the Effective Time, into the right to receive the applicable consideration specified in Section 2.06.

        (b) The Company shall give Buyer (i) prompt notice of any written demands for payment of fair value of any shares of Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value of such shares under New York Law. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal of shares of Common Stock or offer to settle any such demands.

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    SECTION 2.08  EXCHANGE OF SHARES.

        (a) Prior to the Effective Time, Buyer shall appoint the Exchange Agent to effect the exchange of Shares for Initial Shares. On the Closing Date, Buyer shall deliver to the Exchange Agent, in trust for the benefit of the Shareholders, a stock certificate (issued in the name of its Exchange Agent or its nominee) representing the Initial Shares. Each holder of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Common Stock will be entitled to receive, upon surrender to the Exchange Agent of such Certificates for cancellation, shares of Buyer Common Stock in the amount calculated in accordance with Section 2.06 hereof. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive such shares of Buyer Common Stock and any distributions paid to the holders of Buyer Common Stock after the Effective Time.

        (b) If any shares of Buyer Common Stock are to be issued to a Person other than the Person in whose name the Certificates surrendered are registered, it shall be a condition of such issuance that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such transfer shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

        (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the number of Initial Shares issuable in exchange therefor pursuant to
    Section 2.06. Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Buyer indemnity against, or post a bond for, any claim that may be made against Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (d) Prior to the Effective Time, Buyer will cause the Exchange Agent to deliver or mail to each record holder of Certificates a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting surrender of Certificates for payment therefor.

        (e) From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law.

        (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and promptly exchanged for Initial Shares as provided in this Section 2.08, or subject to applicable law in the case of Dissenters' Shares.

        (g) If the holder of any shares of Common Stock shall become entitled to receive payment for such shares pursuant to Section 910 of the New York Law, such payment shall be made by the Surviving Corporation.

        (h) No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued to the Shareholders upon the surrender for exchange of Certificates. In lieu of any fractional shares of Buyer Common Stock that would otherwise be issued, each Shareholder that would have been entitled to receive a fractional share of Buyer Common Stock shall, upon proper surrender of such person's Certificates, receive one share of Buyer Common Stock for such fractional share.

        (i) No dividends or distributions that are declared on shares of Buyer Common Stock will be paid to persons entitled to receive certificates representing shares of Buyer Common Stock hereunder until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the Certificates representing such shares of Buyer Common Stock shall be issued, any dividends or distributions with respect to such shares of Buyer Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of surrender. In no event will the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

    SECTION 2.09  REQUISITE SHAREHOLDER APPROVAL.

        (a) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a special meeting of the Shareholders to consider and vote upon, or solicit the written consent of the Shareholders for, the approval of the Merger and adoption of this Agreement. The Company hereby represents and warrants to Buyer and Newco that the approval of the Merger and the adoption of this Agreement will require, under the New York Law and the Company's Certificate of Incorporation, the approval of the holders of a majority of the outstanding Shares.

        (b) The Buyer will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a special meeting of the stockholders of the Buyer to consider and vote upon the approval of the Merger and adoption of this Agreement. The Buyer hereby represents and warrants to the Company that the adoption of this Agreement will require under the Delaware Law, the rules of the NASDAQ National Stock Market and Buyer's Certificate of Incorporation, the approval of the holders of a majority of the outstanding Buyer Common Stock, voting as a single class.

    SECTION 2.10 ESCROW. On the Closing Date, Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, for the purpose of securing the indemnification obligations of the Shareholders set forth in Article X of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes, and in accordance with the terms, of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Representative.

    SECTION 2.11 REPRESENTATIVE. In order to efficiently administer the transactions contemplated hereby, including (i) the defense and/or settlement of any claims for which the Shareholders may be required to indemnify Buyer pursuant to Article X hereof and (ii) entering into the Escrow Agreement, the Shareholders, by their adoption of this Agreement and the approval of the Merger, agree to the appointment of the Representative. The Representative is hereby authorized to take any and all action as is contemplated to be taken by the Shareholders by the terms of this Agreement and the Escrow Agreement. All decisions and actions by the Representative shall be binding upon all of the Shareholders and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. By their adoption of this Agreement and the approval of the Merger, the Shareholders further agree that:

        (a) Buyer shall be able to rely exclusively on the instructions and decisions of the Representative as to the settlement of claims for indemnification by Buyer pursuant to Article X hereof, or any other actions taken by the Representative hereunder, and no party hereunder shall have any cause of action against Buyer in reliance upon the instructions or decisions of the Representative;

        (b) all actions, decisions and instructions of the Representative shall be final, conclusive and binding upon the Shareholders;

        (c) the provisions of this Section 2.11 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement and the Escrow Agreement; and

        (d) the provisions of this Section 2.11 shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder shall mean and include the successors to the Shareholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

    SECTION 2.12 CONSUMMATION OF MERGER. As soon as practicable after satisfaction of the conditions set forth in Article VI hereof, the Company and Newco shall execute and deliver to the Secretary of State of New York a duly executed and verified Certificate of Merger (the "CERTIFICATE OF MERGER"), and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

    SECTION 2.13 CLOSING. The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Thirty-First Floor, 399 Park Avenue, New York, New York 10022 (or such other place as the parties may agree), at 10:00 A.M. local time on June 30, 1998, or, if all conditions appearing in Article VI hereof to the obligations of the parties hereto to consummate the transactions contemplated hereby have not been satisfied or waived by such date, as promptly as practicable upon satisfaction of such conditions as Buyer and the Company may mutually establish (such time and date being referred to herein as the "CLOSING DATE").

    SECTION 2.14  ACTIONS AT THE CLOSING.  At the Closing:

        (a) The Company shall deliver or cause to be delivered to Buyer and Newco all of the documents, certificates and instruments required to be delivered to Buyer or Newco pursuant to Section 6.01 or 6.02.

        (b) Buyer and Newco shall deliver or caused to be delivered to the Company all of the documents, certificates and instruments required to be delivered to the Company pursuant to Section 6.01 or 6.03.

        (c) The Company and Newco shall file the Certificate of Merger with the Secretary of State of the State of New York.

        (d) Buyer shall deliver to the Exchange Agent certificates representing the Initial Shares.

        (e) Buyer, the Representative and the Escrow Agent shall enter into the Escrow Agreement, and Buyer shall deliver to the Escrow Agent a certificate representing the Escrow Shares.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             REGARDING THE COMPANY

    The Company hereby represents and warrants to, and covenants and agrees with, Buyer and Newco that:

    SECTION 3.01  ORGANIZATION AND GOOD STANDING; AUTHORIZATION.

        (a) Each of the Company and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of its jurisdiction of incorporation with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a Material Adverse Effect on the Company.

        (b) The Company has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by the Company, subject to obtaining the requisite shareholder approval. This Agreement, upon its execution and delivery by the Company (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.02 NO CONFLICTS. Except as set forth on Schedule 3.02, subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the HSR Act and the filing of the Certificate of Merger as required by the New York Law, the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of the property or assets of the Company or any of its Subsidiaries is bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any Legal Requirement applicable to or binding upon the Company or any of its Subsidiaries, (c) result in the creation or imposition of any Lien upon any property or asset of the Company or any of its Subsidiaries or (d) otherwise adversely affect the contractual or other legal rights or privileges of the Company or any of its Subsidiaries. Schedule 3.02 set forth a list of all agreements to which the Company or any of its Subsidiaries is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

    SECTION 3.03 CAPITALIZATION. The authorized capital stock of the Company consists solely of (A) 4,000,000 shares of Common Stock, of which 3,089,006 are, and immediately prior to the Effective Time (other than those resulting from any exercised Options between the date hereof and the Effective Time) will be, issued and outstanding, and (B) 1,000,000 shares of preferred stock, par value $.001 per share, of which no shares are, and immediately prior to the Effective Time will be, issued and outstanding. Annex A hereto sets forth a complete and accurate list of (i) the Shareholders, indicating the type and number of Shares held by each Shareholder, (ii) all holders of Options, indicating the type and number of shares of Common Stock subject to each Option, the name of the plan and the vesting schedule and the exercise price thereof, and (iii) all of the Stock Plans. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock that may be issued upon exercise of Options after the date hereof and prior to the Effective Time will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as set forth on Annex A (i) there are no existing options, warrants, rights, calls or commitments of any character relating to shares of Common Stock, (ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of the Company's capital stock and no commitments to issue such securities or instruments and (iii) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of the Company's capital stock. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements. Except as set forth on Schedule 3.03, there are no voting agreements, voting trusts or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or its Subsidiaries. Except as set forth in Schedule 3.03, none of the awards, grants or other agreements pursuant to which Company stock options or warrants were issued have provisions which accelerate the vesting or right to exercise such options or warrants upon the execution of this Agreement, the consummation of the transactions contemplated by this Agreement or any "change of control" events.

    SECTION 3.04  FINANCIAL STATEMENTS.

        (a) Schedule 3.04(a) contains true and complete copies of (i) the unaudited balance sheet of the Company (the "BALANCE SHEET") at December 31, 1997 (the "BALANCE SHEET DATE"), and the related unaudited statements of income, shareholders' equity and cash flows for the year then ended, and
    (ii) the audited balance sheet of the Company at December 31, 1996, and the related audited statements of income, shareholders' equity and cash flows for the year then ended, together with the opinion thereon of Ernst & Young LLP, the Company's independent accountants (the financial statements described in this subparagraph (a) collectively, the "FINANCIAL STATEMENTS").

        (b) The Financial Statements present fairly the financial condition of the Company as of the Balance Sheet Date and the results of operations and changes in financial position of the Company for the years then ended, have been prepared in conformity with GAAP during the period covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions. Since December 31, 1997, there has been no change in accounting (including tax accounting) policies, practices or procedures of the Company or any of its consolidated Subsidiaries. The Company is neither aware of, nor does it anticipate, any material audit adjustments to its financial statements for the year ended December 31, 1997.

    SECTION 3.05 INDEBTEDNESS. Neither the Company nor any of its Subsidiaries has any liability or obligation for Indebtedness other than as set forth on
Schedule 3.05, and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Buyer heretofore. Except as described in Schedule 3.05, no event has occurred and no condition has become known to the Company (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Company or any of its Subsidiaries to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 3.05, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness of the Company or any of its Subsidiaries will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

    SECTION 3.06  JUDGMENTS; LITIGATION.  Except as set forth on Schedule 3.06:

        (a) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting the Company or any of its Subsidiaries or their respective properties, assets or businesses or (ii) Action pending against or affecting the Company or any of its Subsidiaries or their respective properties, assets or businesses.

        (b) To the Company's knowledge, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or their respective businesses, (ii) Action threatened against the Company or any of its Subsidiaries or their respective properties, assets or businesses, (iii) Action pending or threatened against the Company's or any of its Subsidiaries' officers, directors or employees relating to the Company or any of its Subsidiaries or their respective businesses or (iv) basis for the institution of any

    Action against the Company or any of its Subsidiaries or their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on the Company.

    SECTION 3.07 CORPORATE RECORDS. The copies or originals of the Certificate of Incorporation or Articles of Incorporation, Bylaws, minute books and stock records of the Company and its Subsidiaries previously delivered to, or made available for inspection by, Buyer are true, complete and correct.

    SECTION 3.08  EMPLOYEE BENEFIT MATTERS.

        (a) Schedule 3.08(a) is a complete list of all Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Buyer: (i) the Plan documents; (ii) a written description of any Plan which is not in writing;
    (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the Department of Labor, IRS, and Pension Benefit Guaranty Corporation during the past two years.

        (b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
    Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company, any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code
    Section 4975. All material obligations required to be performed by the Company and any other Person under the terms of each Plan and applicable Legal Requirements have been performed.

        (c) All required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

        (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Company and any ERISA Affiliate. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code
    Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

        (e) There are no pending or, to the Company's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against the Company, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and the Company has no knowledge of any facts that could form the basis of any such Action.

        (f) The Company (or, if applicable, an ERISA Affiliate) may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

        (g) Neither the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA
    Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

        (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

        (i) No event has occurred which could subject the Company or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of the Company or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

        (j) Each Plan which is intended to be qualified under Code Section 401 has received, within the last three years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

        (k) There are no material unfunded liabilities with respect to any Plan, and each Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any ERISA Affiliate.

        (l) There are no agreements of the Company or any of its Subsidiaries which will or may provide payments to any officer, employee, shareholder, or highly compensated individual of the Company or any of its Subsidiaries which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or its Subsidiaries or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

    SECTION 3.09  INCOME AND OTHER TAXES.  Except as set forth on Schedule 3.09:

        (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company are true, complete and correct in all respects and have been properly and timely filed. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Buyer has heretofore been furnished by the Company with true, correct and complete copies of each Tax Return of the Company with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

        (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company have been duly and timely paid or deposited by the Company. The Company has properly withheld or collected all amounts required by law for income Taxes, employment Taxes and withholding Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

        (c) The Company has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

        (d) The Company has not heretofore (i) had a tax deficiency proposed, asserted or assessed against it, (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

        (e) No Tax Return of the Company has been audited or the subject of other Action by any Governmental Entity. The Company has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its assets or properties, and the Company has not any reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

        (f) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G; (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity;
    (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e); (viii) has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (ix) has not issued or assumed any acquisition indebtedness as defined in Section 279(b) of the Code.

        (g) Set forth on Schedule 3.09(g) is the amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

    SECTION 3.10  HAZARDOUS MATERIALS.  Except as set forth on Schedule 3.10:

        (a) To the Company's knowledge, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or any of its Subsidiaries, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company or any of its Subsidiaries in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the Company or any of its Subsidiaries, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by the Company or any of its Subsidiaries under Environmental Law or common law, in any such cases which would have a Material Adverse Effect on the Company.

        (b) No notice, citation, summons or order has been received by the Company or any of its Subsidiaries, no notice has been given by the Company or any of its Subsidiaries and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Company's knowledge, threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Environmental Law, or (ii) any alleged failure by the Company or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company or any of its Subsidiaries of any Hazardous Material.

        (c) Neither the Company nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

        (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by the Company or any of its Subsidiaries.

        (e) No notice has been received by the Company or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company or any of its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

        (f) There have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any real property currently owned or leased by the Company or any of its Subsidiaries.

        (g) Neither the Company nor any of its Subsidiaries has released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Company or any of its Subsidiaries.

    SECTION 3.11 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such date) are valid and enforceable claims against the account debtor, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of the Company are subject to no valid defense, offset or counterclaim and are fully collectible in the Ordinary Course, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet.

    SECTION 3.12 MATERIAL CONTRACTS. All material contracts, leases, agreements and arrangements to which the Company or any of its Subsidiaries is a party are legally valid, binding and enforceable in accordance with their terms and in full force and effect, and the Company has provided Buyer with the opportunity to review and copy all such documents. The Company and, to the knowledge of the Company, all parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and neither the Company nor any of its Subsidiaries and, to the knowledge of the Company, no other party is, in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder. Set forth on Schedule
3.12 is a list of all such material contracts, leases, agreements and arrangements, including those contracts to which the Company or any of its Subsidiaries is a party which cannot be terminated or do not terminate within 12 months or less without cause or obligate the Company or any of its Subsidiaries for amounts in excess of $50,000.00. Except as set forth on Schedule 3.12, none of such contracts or agreements will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

    SECTION 3.13 NO UNDISCLOSED LIABILITIES. Except (i) to the extent set forth or provided for in the Balance Sheet, (ii) as set forth on Schedule 3.13 or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof the Company and its Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature.

    SECTION 3.14 CONSENTS. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

    SECTION 3.15 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has made or suffered any change in, or condition affecting, their respective condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had, or which the Company can now reasonably foresee will have, a Material Adverse Effect on the Company.

    SECTION 3.16 AFFILIATIONS. Except as disclosed on Schedule 3.16, none of the officers, directors or key employees of the Company or any of its Subsidiaries or any associate or Affiliate of the Company or any of such Persons has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or any of its Subsidiaries or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company or any of its Subsidiaries any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries are bound or affected.

    SECTION 3.17 BROKERS' FEES. No broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

    SECTION 3.18 SEVERANCE ARRANGEMENTS. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is subject to any agreement with any employee (i) the benefits of which (including severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature of that contemplated by this Agreement or the Merger, or (ii) providing for severance benefits beyond those described in
Schedule 3.18, or which are conditioned upon a change in control of the Company, after the termination of employment of such employee regardless of the reason for such termination of employment, and neither the Company nor any of its Subsidiaries is a party to any employment agreement or compensation guarantee for a period longer than one year from the date hereof. Schedule 3.18 sets forth all employment agreements and compensation guarantees, regardless of duration, to which the Company or any of its Subsidiaries is a party.

    SECTION 3.19  SUBSIDIARIES.  All the Company's Subsidiaries are set forth on
Schedule 3.19. Except as set forth on Schedule 3.19, the Company does not own any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

    SECTION 3.20 TITLE TO AND CONDITION OF ASSETS. Except as otherwise set forth on Schedule 3.20 and except for assets and properties that are leased by the Company or its Subsidiaries, the Company and its Subsidiaries hold good and marketable title to their respective assets and properties, free and clean of all Liens, except Permitted Liens. The assets and properties of the Company and its Subsidiaries consisting of structures, fixtures and equipment are structurally sound with no material defects and are in sufficient operating order, condition and repair, ordinary wear and tear excepted, for the operation of the Company's business as currently conducted, and none of such structures, fixtures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with the age and use of such assets and properties, which are not, either individually or in the aggregate, material.

    SECTION 3.21  LEASED REAL PROPERTY.

        (a) Schedule 3.21 describes the real property currently leased by the Company or any of its Subsidiaries (the "LEASED REAL PROPERTY").

        (b) Neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries have good leasehold interests in, and possession of, all Leased Real Property, subject to the terms of the applicable leases. All of the leases for Leased Real Property are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any such lease by the Company, or to the Company's knowledge, the lessors thereunder.

        (c) To the Company's knowledge, no fact or condition exists which could result in the termination or reduction of the current access to or from the Leased Real Property to existing roads or the electrical, telephone, sewer or other utility services presently serving the Leased Real Property.

        (d) To the Company's knowledge, the Leased Real Property is properly zoned for its current use or uses, and there are presently no Legal Requirements applicable to any parcel of Leased Real Property which prohibit the use of such Leased Real Property for such purpose or purposes.

        (e) No written notices have been received by the Company or its Subsidiaries from any insurance company issuing any policy of insurance covering the Leased Real Property regarding the performance of any work, restoration or repair with respect to the Leased Real Property with which compliance, to the satisfaction of such insurance company, has not been made.

        (f) To the Company's knowledge, the Leased Real Property is not subject to any current use or special use assessment or any ad valorem tax abatement.

        (g) To the Company's knowledge, with respect to the improvements on the Leased Real Property, such improvements are in conformity in all material respects with all applicable Legal Requirements and no variances or other waivers were obtained or are required to assure such conformity.

    SECTION 3.23 COMPLIANCE WITH LAW. The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements in connection with the operation of their businesses and the ownership and maintenance of their assets and properties. To the Company's knowledge, all filings and notices required to be made by the Company and its Subsidiaries with any Governmental Entity in connection with the operation of their businesses or the ownership and maintenance of their assets or properties have been made or given in a timely fashion.

    SECTION 3.24 LABOR MATTERS. There is no labor strike, slowdown, stoppage or other labor difficulty actually pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries. There is no collective bargaining agreement or union contract binding upon the Company or any of its Subsidiaries, and there has not been any such agreement or contract in effect at any time during the preceding three years.

    SECTION 3.25 CUSTOMERS. Schedule 3.25 lists the 10 largest customers of the Company and its Subsidiaries for the most recent fiscal year and sets forth opposite each name the percentage of total consolidated revenues attributable to such customer for such year. Except as set forth on Schedule 3.25, no such customer has terminated, or to the Company's knowledge, threatened to terminate, its relationship with the Company or its Subsidiaries, and the Company believes its relationship with such customers is good.

    SECTION 3.26 DISCLOSURE. Except as set forth on Schedule 3.26, no representation or warranty of the Company in this Agreement and no information contained in any Schedule or other writing delivered by the Company pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that the Company has not disclosed to Buyer or Newco in writing that has had or, insofar as the Company can now foresee, may have a material adverse effect on the ability of the Company to perform fully this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to, and covenants and agrees with, the Company that:

    SECTION 4.01 ORGANIZATION AND GOOD STANDING OF BUYER. Each of Buyer and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of the State of its jurisdiction of incorporation with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. Each of Buyer and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a Material Adverse Effect on Buyer.

    SECTION 4.02 SUBSIDIARIES. All of Buyer's Subsidiaries, including Newco, are set forth on Schedule 4.02. Except as set forth on Schedule 4.02, Buyer does not own any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

    SECTION 4.03 AUTHORIZATION. Each of Buyer and Newco has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by each of Buyer and Newco of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Buyer and Newco, subject to obtaining the requisite shareholder approval. This Agreement, upon its execution and delivery by each of Buyer and Newco (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of each of Buyer and Newco, enforceable against each of Buyer and Newco in accordance with its terms.

    SECTION 4.04 NO CONFLICTS. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the HSR Act and the filing of the Certificate of Merger as required by the New York Law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Newco will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound or affected or to which any of the property or assets of Buyer or any of its Subsidiaries is bound, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Buyer or any of its Subsidiaries or any Legal Requirement applicable to or binding upon Buyer or any of its Subsidiaries, (c) result in the creation or imposition of any Lien upon any property or asset of Buyer or any of its Subsidiaries or (d) otherwise adversely affect the contractual or other legal rights or privileges of Buyer or any of its Subsidiaries. Schedule 4.04 set forth a list of all agreements to which the Buyer or any of its Subsidiaries is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

    SECTION 4.05 CAPITALIZATION. The authorized capital stock of Buyer consists solely of (i) 27,500,000 shares of Buyer Common Stock, of which 21,478,624 are issued and outstanding and 5,114,940 are reserved for issuance upon exercise of outstanding options and warrants and conversion of Buyer Preferred Stock, and (ii) 1,000,000 shares of Buyer Preferred Stock, of which 29,778 shares are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock and Buyer

Preferred Stock are duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights. All of the Merger Shares and Additional Shares, if any, to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, free of all preemptive rights and, subject to official notice of issuance, authorized for listing on the NASDAQ National Market System. The authorized capital stock of Newco consists solely of 1,000 shares of common stock, $.01 par value per share, 100 of which are, and on the Closing Date will be, issued and outstanding. All of the issued and outstanding shares of capital stock of Newco are, and on the Closing Date will be, owned beneficially and of record by Buyer. Other than as set forth on Schedule 4.05 (i) there are no existing options, warrants, rights, calls or commitments of any character relating to shares of Buyer Common Stock , (ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of Buyer's capital stock and no commitments to issue such securities or instruments and (iii) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Buyer's capital stock. The offer, issuance and sale of the outstanding shares of Buyer Common Stock and Buyer Preferred Stock were issued in compliance with the registration and prospectus delivery requirements of the Securities Act (or exemptions therefrom), the requirements of all applicable state securities laws, and accomplished in conformity with all other Legal Requirements. Except as set forth on Schedule 4.05, there are no voting agreements, voting trusts or similar arrangements or understandings to which Buyer or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of Buyer or its Subsidiaries. Except as set forth in Schedule 4.05, none of the awards, grants or other agreements pursuant to which Buyer stock options or warrants were issued have provisions which accelerate the vesting or right to exercise such options or warrants upon the execution of this Agreement, the consummation of the transactions contemplated by this Agreement or any "change of control" events.

    SECTION 4.06 BUYER REPORTS AND FINANCIAL STATEMENTS. Buyer has previously furnished to the Company complete and accurate copies, as amended and supplemented, of its (a) Annual Report on Form 10-K for its fiscal year ended June 30, 1997, (b) Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1997 and December 31, 1997, (c) Proxy Statement related to its annual stockholders' meeting held on March 6, 1996, each as filed with the Commission, and (d) all other reports filed by Buyer under Section 13 of the Exchange Act with the Commission since June 30, 1997 (such reports are collectively referred to herein as the "BUYER REPORTS"). The Buyer Reports include all of the documents required to be filed by Buyer under the Exchange Act with the Commission since June 30, 1997. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The audited financial statements and unaudited interim financial statements of Buyer included in the Buyer Reports
(i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Buyer and its Subsidiaries as of the respective dates thereof and for the periods referred to therein subject, in the case of unaudited financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, and (iv) are consistent with the books and records of Buyer.

    SECTION 4.07  JUDGMENTS; LITIGATION.  Except as set forth on Schedule 4.07:

        (a) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting Buyer or any of its Subsidiaries or their respective properties, assets or businesses or (ii) Action pending against or affecting Buyer or any of its Subsidiaries or their respective properties, assets or businesses.

        (b) To Buyer's knowledge, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of Buyer or any of its Subsidiaries relating to Buyer or any of its Subsidiaries or their respective businesses, (ii) Action threatened against Buyer or any of its Subsidiaries or their respective properties, assets or businesses, (iii) Action pending or threatened against the officers, directors or employees of Buyer or its Subsidiaries relating to Buyer or any of its Subsidiaries or their respective businesses or (iv) basis for the institution of any Action against Buyer or any of its Subsidiaries or any of their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on Buyer.

    SECTION 4.08  EMPLOYEE BENEFIT MATTERS.

        (a) Schedule 4.08(a) is a complete list of all Buyer Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to the Company:
    (i) the Buyer Plan documents; (ii) a written description of any Buyer Plan which is not in writing; (iii) if the Buyer Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement;
    (iv) the Buyer Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation;
    (vii) the most recent determination letter received from the IRS with respect to each Buyer Plan that is intended to be qualified under Code
    Section 401 or to be recognized as tax-exempt under Code Section 501(c);
    (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Buyer Plan; and (x) all documents and correspondence received from or provided to the Department of Labor, IRS, and Pension Benefit Guaranty Corporation during the past two years.

        (b) Each Buyer Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
    Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject Buyer, any Buyer ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code
    Section 4975. All material obligations required to be performed by Buyer and any other Person under the terms of each Buyer Plan and applicable Legal Requirements have been performed.

        (c) All required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Buyer Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

        (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Buyer and any Buyer ERISA Affiliate. No Buyer Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code
    Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Buyer Plan exists.

        (e) There are no pending or, to Buyer's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Buyer Plan or the assets of any Buyer Plan, or against Buyer, or any Buyer ERISA Affiliate, trustee, administrator, or fiduciary of such Buyer Plan, and Buyer has no knowledge of any facts that could form the basis of any such Action.

        (f) Buyer (or, if applicable, a Buyer ERISA Affiliate) may terminate, suspend, or amend each Buyer Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Buyer Plan. Neither the Company nor any Buyer ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that Buyer or a Buyer ERISA Affiliate (i) will create additional Plans covering employees of Buyer or any Buyer ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Buyer Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Buyer Plan.

        (g) Neither Buyer nor any Buyer ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Buyer Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA
    Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

        (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Buyer Plan.

        (i) No event has occurred which could subject Buyer or any Buyer ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Buyer Plan, or (ii) resulting from any obligation of Buyer or a Buyer ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Buyer Plan.

        (j) Each Buyer Plan which is intended to be qualified under Code Section 401 has received, within the last three years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

        (k) There are not unfunded liabilities with respect to any Buyer Plan, and each Buyer Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any Buyer ERISA Affiliate.

        (l) There are no agreements of Buyer or any of its Subsidiaries which will or may provide payments to any officer, employee, shareholder, or highly compensated individual of Buyer or any of its Subsidiaries which will be "parachute payments" under Code Section 280G that are nondeductible to Buyer or its Subsidiaries or subject to tax under Code Section 4999 for which Buyer or any Buyer ERISA Affiliate would have withholding liability.

    SECTION 4.09  INCOME AND OTHER TAXES.  Except as set forth on Schedule 4.09:

        (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of Buyer are true, complete and correct in all respects and have been properly and timely filed. Buyer has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. The Company has heretofore been furnished by Buyer with true, correct and complete copies of each Tax Return of Buyer with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. Buyer has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

        (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of Buyer have been duly and timely paid or deposited by

    Buyer. Buyer has properly withheld or collected all amounts required by law for income Taxes, employment Taxes and withholding Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Buyer has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

        (c) Buyer has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Buyer Balance Sheet Date, and the accruals for Taxes in the Buyer Balance Sheet are adequate to cover all liabilities for Taxes of Buyer for all periods ending on or before the Closing Date.

        (d) Buyer has not heretofore (i) had a tax deficiency proposed, asserted or assessed against it, (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

        (e) No Tax Return of Buyer has been audited or the subject of other Action by any Governmental Entity. Buyer has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Buyer or its assets or properties and Buyer has not any reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

        (f) Buyer (i) has not filed any consent or agreement pursuant to Code
    Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate Buyer to make any payments that will not be deductible under Code Section 280G; (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity;
    (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e); (viii) has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (ix) has not issued or assumed any acquisition indebtedness as defined in Section 279(b) of the Code.

        (g) Set forth on Schedule 4.09(g) is the amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

    SECTION 4.10  HAZARDOUS MATERIALS.  Except as set forth on Schedule 4.10:

        (a) To Buyer's knowledge, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by Buyer or any of its Subsidiaries, (ii) is presently maintained, used, generated, or permitted to remain in place by Buyer or any of its Subsidiaries in violation of any Environmental Law,
    (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by Buyer or any of its Subsidiaries, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by Buyer or any of its Subsidiaries under Environmental Law or common law, in any of such cases which would have a Material Adverse Effect on Buyer.

        (b) No notice, citation, summons or order has been received by Buyer or any of its Subsidiaries, no notice has been given by Buyer or any of its Subsidiaries and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Buyer's knowledge, threatened by any Governmental Entity, with respect to
    (i) any alleged violation by Buyer or any of its Subsidiaries of any Environmental Law or (ii) any alleged failure by Buyer or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of Buyer or any of its Subsidiaries of any Hazardous Material.

        (c) Neither Buyer nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

        (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by Buyer or any of its Subsidiaries.

        (e) No notice has been received by Buyer or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by Buyer or any of its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

        (f) There have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any real property currently owned or leased by Buyer or any of its Subsidiaries.

        (g) Neither Buyer nor any of its Subsidiaries has released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by Buyer or any of its Subsidiaries.

    SECTION 4.11 ACCOUNTS RECEIVABLE. All accounts receivable of Buyer reflected in the Buyer Balance Sheet and all accounts receivable of Buyer that have arisen since the Buyer Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims against the account debtor, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of Buyer are subject to no valid defense, offset or counterclaim and are fully collectible in the Ordinary Course, except to the extent of the allowance for doubtful accounts reflected on the Buyer Balance Sheet.

    SECTION 4.12 MATERIAL CONTRACTS. All material contracts, leases, agreements and arrangements to which Buyer or any of its Subsidiaries is a party are legally valid, binding and enforceable in accordance with their terms and in full force and effect, and Buyer has provided the Company with the opportunity to review and copy all such documents. Buyer and, to the knowledge of Buyer, all parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and neither Buyer nor its Subsidiaries is and, to the knowledge of Buyer, no other party is, in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder. Set forth on Schedule 4.12 is a list of all such material contracts, leases, agreements and arrangements, including those contracts to which Buyer or any of its Subsidiaries is a party which cannot be terminated or do not terminate within 12 months or less without cause or obligate Buyer or any of its Subsidiaries for amounts in excess of $50,000.00. Except as set forth on
Schedule 4.12, none of such contracts or agreements will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

    SECTION 4.13 NO UNDISCLOSED LIABILITIES. Except (i) to the extent set forth or provided for in the audited financial statements and unaudited interim financial statements of Buyer included in the Buyer

Reports, (ii) as set forth on Schedule 4.13 or (iii) for non-material current liabilities incurred since December 31, 1997 in the Ordinary Course, as of the date hereof the Buyer and its Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature.

    SECTION 4.14 CONSENTS. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

    SECTION 4.15 ABSENCE OF CERTAIN CHANGES. Since the Buyer Balance Sheet Date, neither Buyer nor any of its Subsidiaries has made or suffered any change in, or condition affecting, their respective condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had, or which Buyer can now reasonably foresee will have, a Material Adverse Effect on Buyer.

    SECTION 4.16 BROKERS' FEES. Except as disclosed on Schedule 4.16, no broker, finder or similar agent has been employed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and Buyer has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

    SECTION 4.17 COMPLIANCE WITH LAW. Buyer is in compliance in all material respects with all Legal Requirements in connection with the operation of its business and the ownership and maintenance of its assets and properties. To Buyer's knowledge, all filings and notices required to be made by Buyer with any Governmental Entity in connection with the operation of its business or the ownership and maintenance of its assets or properties have been made or given in a timely fashion.

    SECTION 4.18 CUSTOMERS. Schedule 4.18 lists the 10 largest customers of Buyer and its Subsidiaries for the 12 months ended December 31, 1997, and sets forth opposite each name the percentage of total consolidated revenues attributable to such customer for such year. Except as set forth on Schedule 4.18, no such customer has terminated, or to Buyer's knowledge, threatened to terminate, its relationship with Buyer or its Subsidiaries, and Buyer believes its relationship with such customers is good.

    SECTION 4.19 SEVERANCE ARRANGEMENTS. Except as set forth on Schedule 4.19, neither Buyer nor its Subsidiaries is subject to any agreement with any employee
(i) the benefits of which (including severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature of that contemplated by this Agreement or the Merger, or (ii) providing for severance benefits beyond those described in Schedule 4.19, or which are conditioned upon a change in control of Buyer, after the termination of employment of such employee regardless of the reason for such termination of employment, and neither Buyer nor its Subsidiaries is a party to any employment agreement or compensation guarantee for a period longer than one year from the date hereof. Schedule 4.19 sets forth all employment agreements and compensation guarantees, regardless of duration, to which Buyer or any of its Subsidiaries is a party.

    SECTION 4.20 DISCLOSURE. Except as set forth on Schedule 4.20, no representation or warranty of Buyer in this Agreement and no information contained in any Schedule or other writing delivered by Buyer pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that Buyer has not disclosed to the Company in writing that has had or, insofar as Buyer can now foresee, may have a material adverse effect on the ability of Buyer to perform fully this Agreement.

                                   ARTICLE V
                       PREPARATION OF PROXY STATEMENT AND
                         REGISTRATION OF MERGER SHARES

    SECTION 5.01 REGISTRATION STATEMENT. The Company and Buyer, as promptly as practicable, shall prepare, and Buyer shall file with the Commission, a registration statement under the Securities Act, on Form S-4, registering the offer and sale of the Merger Shares, the Additional Shares and the Warrant Shares, which shall include the Proxy Statement/Prospectus (defined below) relating to the offer and sale of the shares of Buyer Common Stock which complies in form with applicable Commission requirements (such registration statement, as the same may be amended or supplemented, being referred to herein as the "REGISTRATION STATEMENT"), and the Company and Buyer shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the receipt of final comments from the Commission thereon. As soon as practicable after the execution of this Agreement, Buyer, with the cooperation of the Company, shall prepare a Prospectus, Notice of Meeting of Stockholders and Proxy Statement (collectively, the "PROXY STATEMENT/PROSPECTUS") for the shareholders of Buyer and the Company in connection with their approval of the Merger, the adoption of this Agreement, the approval of any other matters required to be approved by them in accordance with the terms of this Agreement, and the issuance of the Merger Shares, the Additional Shares and the Warrant Shares. The Proxy Statement/Prospectus shall include a proposal to Buyer's stockholders to amend Buyer's certificate of incorporation to (i) change its name to a name to be agreed upon by Buyer and the Company, and (ii) provide for a staggered board of directors consisting of three classes, with the Class I directors to serve for an initial one-year term, the Class II directors for an initial two-year term, and the Class III directors for an initial three-year term, and each director, after his or her initial term, to serve for successive three-year terms. The Proxy Statement/Prospectus shall constitute a disclosure document for the offer and sale of the shares of Buyer Common Stock to be received by the Shareholders pursuant to the Merger. The Company shall furnish to Buyer all information concerning the Company and the Shareholders and take such other actions as may be reasonably requested by Buyer in connection with any action contemplated by this Section 5.01. Notwithstanding the foregoing, the Proxy Statement/Prospectus may be filed as preliminary proxy material pursuant to Rule 14a-6 under the Exchange Act until such time as Buyer and the Company shall have responded to all comments of the Commission thereon, at which time the Proxy Statement/Prospectus shall be filed as part of the Registration Statement pursuant to the Securities Act.

    SECTION 5.02  PREPARATION OF REGISTRATION STATEMENT.

        (a) Each of Buyer and Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Registration Statement. Buyer and Company shall each use their commercially reasonable efforts to cause the Registration Statement to comply with applicable federal and state securities laws requirements. The Company will promptly advise Buyer, and Buyer will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Registration Statement shall contain the recommendation of the board of directors of Buyer that the shareholders of Buyer approve the Merger and the adoption of this Agreement and the conclusion of the board of directors of Buyer, based in part on its reliance on the fairness opinion referred to in Section 6.02(e), that the terms and conditions of the Merger are fair and reasonable to the shareholders of Buyer from a financial point of view.

        (b) None of the information supplied or to be supplied by or on behalf of the Company, for inclusion in the Registration Statement, will, at the date such information is supplied and, as thereafter amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, as thereafter amended or supplemented, will at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (c) None of the information supplied or to be supplied by or on behalf of Buyer, for inclusion in the Registration Statement, will, at the date such information is supplied and, as thereafter amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, as thereafter amended or supplemented, will at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 5.03 REGISTRATION OF SHARES UNDER STOCK OPTION PLAN. Prior to the Closing Date, the Board of Directors of Buyer shall adopt a 1998 Stock Option and Restricted Stock Option Plan and, prior to the Effective Time, shall cause such plan to be submitted to the stockholders of Buyer for their approval. All options to purchase shares of Buyer Common Stock issued in exchange for Plan Options pursuant to Section 2.06(b) shall be issued under such newly adopted plan. As soon as practicable after the Effective Time, Buyer shall register on a Form S-8 registration statement under the Securities Act the shares of Buyer Common Stock which are authorized for issuance under such newly adopted plan, as contemplated by Section 6.03(i).

                                   ARTICLE VI
                      CONDITIONS TO CONSUMMATION OF MERGER

    SECTION 6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. Notwithstanding any other provision of this Agreement, the obligations of each party hereto to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        (a) The holders of shares of Buyer Common Stock and the Shareholders each shall have approved the adoption of this Agreement and any other matters required by be approved by them by requisite vote under applicable Legal Requirements and Exchange or NASDAQ rules, and in accordance with the terms of this Agreement.

        (b) The number of Dissenters' Shares shall not exceed five percent (5%) of the aggregate number of issued and outstanding shares of Common Stock as of the Effective Time.

        (c) Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

        (d) No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prevents or prohibits consummation of the Merger or any material transaction contemplated by this Agreement; PROVIDED, HOWEVER, that the parties shall use their reasonable efforts to cause any such order, decree, judgment, injunction or other order to be vacated or lifted.

        (e) Buyer shall have received all material permits and other authorizations, if any, required under applicable securities laws for the issuance of the Merger Shares.

        (f) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

        (g) All authorizations, consents, waivers and approvals by or from third parties required for the consummation of the transactions contemplated hereby shall have been obtained.

        (h) Buyer, the Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement.

        (i) Thayer Equity Investors III, L.P., ITC Services Company, Edward Blank, The Edward Blank 1995 Grantor Retained Annuity Trust, Codinvest Limited, Michael G. Santry and Darryl D. Pounds shall have entered into the Shareholders Agreement.

    SECTION 6.02 CONDITIONS TO OBLIGATIONS OF BUYER AND NEWCO. Notwithstanding any other provision of this Agreement, the obligations of Buyer and Newco to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        (a) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have complied with all covenants and agreements and satisfied all conditions on the Company's part, as applicable, to be performed or satisfied on or prior to the Closing Date.

        (b) Buyer shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for the Company, a written opinion dated the Closing Date and addressed to Buyer and Newco, in substantially the form attached as Annex B hereto;

        (c) Buyer shall have received the following under cover of a certificate of Secretary of the Company dated the Closing Date in substantially the form attached as Annex C hereto:

            (i) Copies of resolutions of (A) the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by the Company pursuant hereto and thereto, and (B) the Shareholders evidencing the approval of the Merger and the adoption of this Agreement;

            (ii) A certificate of incumbency certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and Bylaws of the Company delivered to Buyer at the time of, or prior to, the execution of this Agreement have been validly adopted and have not been amended or modified; and

           (iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Buyer or its counsel may reasonably request.

        (d) Buyer shall have received a certificate of the President of the Company in substantially the form attached as Annex D hereto.

        (e) Buyer shall have received a fairness opinion from CIBC Oppenheimer Corp., financial advisor to Buyer, addressed to the board of directors of Buyer to the effect that the Exchange Ratio is fair to the shareholders of Buyer from a financial point of view, and such fairness opinion shall not have been withdrawn prior to the Closing Date.

        (f) Buyer shall have received the resignations, effective as of the Effective Time, of each of the directors of the Company.

        (g) No act, event or condition shall have occurred after the date hereof which Buyer determines has had or could reasonably be expected to have a Material Adverse Effect on the Company.

        (h) Buyer shall have received from Hughes & Luce, L.L.P., counsel for Buyer, a written opinion, in form and substance reasonably satisfactory to Buyer, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by the Company, Buyer or Newco as a result of the Merger.

        (i) The Company and TC Management L.L.C. shall have terminated that certain Management and Consulting Agreement between them.

        (j) Up to $2.0 million in financial accommodations contemplated by the Commitment Letter shall have been rendered.

    SECTION 6.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. Notwithstanding any other provision of this Agreement, the obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and Buyer shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

        (b) The Company shall have received from Hughes & Luce, LLP, counsel for Buyer and Newco, a written opinion dated the Closing Date and addressed to the Company, in substantially the form attached as Annex E hereto.

        (c) The Company shall have received the following under cover of a certificate of the Secretary of Buyer dated the Closing Date in substantially the form attached as Annex F hereto:

            (i) Copies of resolutions of (A) the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by Buyer pursuant hereto and thereto, and (B) the stockholders of Buyer evidencing the approval of the Merger and the adoption of this Agreement;

            (ii) A certificate of incumbency certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and Bylaws of Buyer delivered to the Company at the time of, or prior to, the execution of this Agreement have been validly adopted and have not been amended or modified; and

           (iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

        (d) The Company shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for the Company, a written opinion, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by the Company or the Shareholders as a result of the Merger.

        (e) The Company shall have received a certificate of the President of Buyer in substantially the form attached as Annex G hereto.

        (f) The Company shall have received the following under cover of a certificate of the Secretary of Newco dated the Closing Date in substantially the form attached as Annex H hereto:

            (i) Copies of resolutions of (A) the Board of Directors of Newco authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by Newco pursuant hereto and thereto, and (B) the shareholder of Newco evidencing the approval of the Merger and the adoption of this Agreement;

            (ii) A certificate of incumbency certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and Bylaws of Newco delivered to the Company at the time of, or prior to, the execution of this Agreement have been validly adopted and have not been amended or modified; and

           (iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

        (g) The Company shall have received a certificate of the President of Newco in substantially the form attached as Annex I hereto.

        (h) The Certificate of Incorporation of Buyer shall have been amended to increase the number of authorized shares of Buyer Common Stock in an amount sufficient to enable Buyer to consummate the transactions contemplated by this Agreement, including without limitation the issuance of the Merger Shares, the Exchanged Option Shares and the Exchanged Warrant Shares.

        (i) Buyer shall have adopted a 1998 Stock Option and Restricted Stock Option Plan with the number of shares of Buyer Common Stock available thereunder in an amount sufficient to provide for the issuance of the Exchanged Option Shares.

        (j) No act, event or condition shall have occurred after the date hereof which the Company determines has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

        (k) The Merger Shares shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

        (l) Michael G. Santry shall have made a payment of not less than one-half of the principal, together with all accrued and unpaid interest, under the terms of that certain promissory note dated September 16, 1997 made by Michael G. Santry in favor or Buyer, as amended by that certain Letter Agreement dated as of the date hereof.

                                  ARTICLE VII
                      CONDUCT OF BUSINESS PENDING CLOSING

    During the period commencing on the date hereof and continuing through the Closing Date, each of the Company and Buyer covenants and agrees (except as expressly contemplated by this Agreement or to the extent that the other party shall otherwise expressly consent in writing) that:

    SECTION 7.01 QUALIFICATION. It and each of its Subsidiaries will use its commercially reasonable efforts to maintain all qualifications to transact business and remain in good standing in the foreign jurisdictions in which it owns or leases any property, or conducts any business, so as to require such qualification, and in which the failure to be so qualified and be in good standing would have a Material Adverse Effect.

    SECTION 7.02 ORDINARY COURSE. It and each of its Subsidiaries will use commercially reasonable efforts to conduct its business in, and only in, the Ordinary Course and shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date, and it and each of its Subsidiaries will use its commercially reasonable efforts to maintain its properties and assets in good condition and repair.

    SECTION 7.03 ORGANIC CHANGES. It and each of its Subsidiaries will not (a) amend its Certificate of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares except in connection with Ordinary Course option exercises under existing employee stock option plans, or (f) liquidate or dissolve or obligate itself to do; PROVIDED, HOWEVER, that Buyer may amend its Certificate of Incorporation to increase the number of authorized shares of Buyer Common Stock in order to enable Buyer to consummate the transactions contemplated by this Agreement.

    SECTION 7.04 INDEBTEDNESS. Other than in the Ordinary Course, it and each of its Subsidiaries will not incur any Indebtedness, sell any debt securities, lend money to or guarantee the Indebtedness of any Person or restructure or refinance its existing Indebtedness.

    SECTION 7.05 ACCOUNTING. It and each of its Subsidiaries will not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it, and it and each of its Subsidiaries will maintain its books, records and accounts in accordance with GAAP.

    SECTION 7.06 COMPLIANCE WITH LEGAL REQUIREMENTS. It and each of its Subsidiaries will comply promptly in all material respects with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and will cooperate promptly with, and furnish information to, the other parties in connection with any such requirements imposed upon such other party, or upon any of its affiliates, in connection therewith or herewith.

    SECTION 7.07 DISPOSITION OF ASSETS. It and each of its Subsidiaries will not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien (other than Permitted Liens) upon any of, its properties or assets, tangible or intangible, or any interest therein, except in the Ordinary Course.

    SECTION 7.08 COMPENSATION. It and each of its Subsidiaries will not (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any of its current or former officers, directors, employees or consultants.

    SECTION 7.09 MODIFICATION OR BREACH OF AGREEMENTS; NEW AGREEMENTS. It and each of its Subsidiaries will not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of, or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for nonperformance under, any indenture, mortgage,

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deed of trust, loan or credit agreement, lease, license or other material agreement, instrument, arrangement or understanding, written or oral, and it and each of its Subsidiaries will refrain from becoming a party to any contract or commitment other than in the Ordinary Course and will meet all of its contractual obligations in accordance with their respective terms.

    SECTION 7.10 CAPITAL EXPENDITURES. Except for capital expenditures in an amount of which shall not exceed $3.5 million in the aggregate for the Company and its Subsidiaries and which shall not exceed $750,000 in the aggregate for Buyer and its Subsidiaries, it and each of its Subsidiaries will not purchase or enter into any contract to purchase any capital assets.

    SECTION 7.11 MAINTAIN INSURANCE. It will use its commercially reasonable efforts to maintain its insurance policies and bonds and self insurance arrangements in full force and effect.

    SECTION 7.12 DISCHARGE. It and each of its Subsidiaries will not cancel, compromise, release or discharge any material claim of such party upon or against any person or waive any of its rights of material value, and will not discharge any Lien (other than Permitted Liens) upon any of its material assets or compromise any of its debts or other obligations to any person other than Liens, debts or obligations with respect to its current liabilities.

    SECTION 7.13 ACTIONS. It and each of its Subsidiaries will not institute, settle or agree to settle any Action before any Governmental Entity.

    SECTION 7.14 PERMITS. It and each of its Subsidiaries will maintain in full force and effect, and comply with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to conduct its business as currently conducted or proposed to be conducted, the loss of which would have a Material Adverse Effect.

    SECTION 7.15 TAX ASSESSMENTS AND AUDITS. It and each of its Subsidiaries will furnish promptly to each of the other parties a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to its operations for periods ending on or prior to the Closing Date.

                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

    SECTION 8.01 COVENANTS OF THE COMPANY. During the period commencing on the date hereof and continuing through the Closing Date, the Company (on behalf of its and, where applicable, its Subsidiaries) agrees to:

        (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Buyer in connection with any such requirements imposed upon Buyer or upon any of its affiliates in connection therewith or herewith;

        (b) use its commercially reasonable efforts to obtain (and to cooperate with Buyer in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company in connection with the transactions contemplated by this Agreement;

        (c) use its commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Sections
    6.01 and 6.02 of this Agreement;

        (d) promptly advise Buyer orally and, within three business days thereafter, in writing of any change in the Company's business or condition that has had or may have a Material Adverse Effect on the Company; and

        (e) deliver to Buyer prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; PROVIDED, HOWEVER, that the disclosure of such untrue statement or omission shall not prevent Buyer from terminating this Agreement pursuant to Section 9.01(g) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

    SECTION 8.02 COVENANTS OF BUYER. During the period commencing on the date hereof and continuing through the Closing Date, Buyer (on behalf of itself and, where applicable, its Subsidiaries) agrees to:

        (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Company in connection with any such requirements imposed upon the Company or upon any of the Affiliates of the Company in connection therewith or herewith;

        (b) use its commercially reasonable efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Buyer in connection with the transactions contemplated by this Agreement;

        (c) use its commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Sections
    6.01 and 6.03 of this Agreement;

        (d) promptly advise the Company orally and, within three business days thereafter, in writing of any change in Buyer's business or condition that has had or may have a Material Adverse Effect on Buyer; and

        (e) deliver to the Company prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent the Company from terminating this Agreement pursuant to Section 9.01(h) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

    SECTION 8.03  ACCESS AND INFORMATION; CONFIDENTIALITY.

        (a) Between the date hereof and the Closing Date, (i) the Company will permit, and will cause the Company's officers, directors, key employees and advisors to permit, Buyer and its representatives and agents reasonable access to the Company's books and records, facilities, key personnel, customers, suppliers, independent accountants and attorneys, as requested by Buyer; and (ii) Buyer will permit, and will cause Buyer's officers, directors, key employees and advisors to permit, the Company and its representatives and agents reasonable access to the books and records, facilities, key personnel, customers, suppliers, independent accountants and attorneys, as requested by the Company.

        (b) The Confidentiality Agreement dated April 30, 1997 and entered into by the Company and Buyer (the "CONFIDENTIALITY AGREEMENT") shall survive the execution and delivery of this Agreement.

    SECTION 8.04 EXPENSES. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents;

PROVIDED, HOWEVER, that any fees payable to any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any fee to be paid by an "acquiring person" under the HSR Act and any filing fees paid to the Commission in connection with the Proxy Statement/Prospectus or Registration Statement) shall be paid one-half by the Company and one-half by Buyer.

    SECTION 8.05 CERTAIN NOTIFICATIONS. At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may (i) render any statement, representation or warranty of such party in this Agreement (including the Schedules hereto) inaccurate or incomplete in any material respect or (ii) constitute or result in the breach by such party of, or a failure to comply with, any agreement or covenant in this Agreement applicable to such party or
(iii) result in the failure by such party to satisfy any of the conditions specified in Article VI hereof.

    SECTION 8.06 PUBLICITY; EMPLOYEE COMMUNICATIONS. At all times prior to the Closing Date, each party shall obtain the prior consent of the other parties hereto prior to making, or permitting its directors, officers, partners, employees, representatives and agents to make, any public statement or press release with respect to the transactions contemplated hereby or otherwise disclose to any person or entity the existence, terms, content or effect of this Agreement; PROVIDED, HOWEVER, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of and agree to be bound by the terms of this Section 8.06; provided, further, that if, upon advice of counsel, a disclosure is required by law, the party required to make such disclosure shall be permitted to make such disclosure but shall make a good faith effort to consult with the other parties hereto before making the required disclosure. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

    SECTION 8.07  FURTHER ASSURANCES.

        (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

        (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Company, Buyer or Newco, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

    SECTION 8.08 COMPETING OFFERS; MERGER OR LIQUIDATION. Each of the Company and Buyer agrees it will not, and it shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage or solicit any inquiry concerning, or initiate any discussions or negotiations with any Person (other than the Company or Buyer, as the case may be) concerning, any merger, consolidation, sale of material assets, tender offer, recapitalization, purchase or accumulation of shares, proxy solicitation or other business combination involving the Company or Buyer, as the case may be, or any of its divisions (any of the foregoing, an "ACQUISITION PROPOSAL"), or (b) provide any non-public information concerning the business, properties or assets of the Company or Buyer, as the case may be, to any Person (other than the Company or Buyer, as the case may be) in connection with an Acquisition Proposal; provided however, that in the event Buyer receives any unsolicited inquiry concerning an Acquisition Proposal and, after consultation with counsel, is advised by its counsel that its board of directors has a fiduciary obligation to respond to such Acquisition Proposal in order for its directors to properly discharge their fiduciary obligations to the Buyer's stockholders, then the Buyer may respond to such Acquisition Proposal. In any event, the Company or Buyer, as the case may be, shall immediately notify the other of, and shall disclose all details of, any Acquisition Proposal. Each of the Company and Buyer further agrees that it will not engage any broker, financial advisor or other consultant (other than CIBC Oppenheimer Corp. in the case of Buyer) on a basis which might provide such broker, financial advisor or consultant with an incentive to initiate or encourage any Acquisition Proposal.

    SECTION 8.09 INCONSISTENT ACTION. The Company shall not take, or suffer to be taken, any action that would cause any of the representations or warranties of the Company in this Agreement to be untrue, incorrect, incomplete or misleading. Buyer shall not take, or suffer to be taken, any action that would cause any of the representations or warranties of Buyer in this Agreement to be untrue, incorrect, incomplete or misleading.

    SECTION 8.10 HSR ACT. Each of the parties hereto shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

    SECTION 8.11 DIRECTORS AND OFFICERS OF BUYER UPON THE EFFECTIVE TIME. The Proxy Statement/ Prospectus shall include the nomination of a slate of 12 directors for Buyer, five of whom will be proposed by Buyer, five of whom will be proposed by the Company, and two of whom will be mutually agreed upon (but one of such two shall be Stephen A. McNeely). Upon the Effective Time, Paul G. Stern and Michael G. Santry shall be the Co-Chairmen of the Board of Buyer and Stephen A. McNeely shall be its Chief Executive Officer.

    SECTION 8.12 BYLAW AMENDMENT. The parties agree that Buyer will amend its bylaws, effective upon the Closing, to require the approval of seven of 12 directors before Buyer may: (i) sell, abandon, transfer, lease or otherwise dispose of all or a material portion of its properties or assets other than in the ordinary course of business; (ii) make any payment on account of the purchase, redemption or other retirement of any shares of Buyer Common Stock or preferred stock, except as required by agreements, charter or bylaw provisions in effect prior to the date of this Agreement; (iii) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation or other entity (except as contemplated by this Agreement);
(iv) dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution; (v) purchase or otherwise acquire or permit any Subsidiary to acquire (whether by purchase or lease of assets or stock or by merger or consolidation) any tangible or intangible assets having a value of $500,000.00 or more; (vi) in any manner authorize, create, issue or sell any class of capital stock of Buyer ranking, whether as to payments of dividends, redemptions or distributions of assets, prior to or on a parity with, the Buyer Common Stock, or having voting rights superior to or inconsistent with or adverse to the Buyer Common Stock; (vii) in any manner authorize, create, issue or sell any debt security or other debt instrument convertible into or exchangeable for any capital stock of Buyer; (viii) take any action to cause any amendment, alteration or repeal of any of the provisions of its certificate of incorporation or bylaws; (ix) enter into any transaction with an Affiliate of Buyer with a value in excess of $50,000.00; (x) issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any equity security (or any debt security or other obligation with an equity feature) of any Subsidiary; (xi) remove or elect a Chief Executive Officer, President or Chief Financial Officer; (xii) approve compensation increases for executive officers; (xiii) approve an operating or capital budget, or capital expenditures exceeding $250,000.00; or (xiv) take any action with respect to any of the foregoing matters.

    SECTION 8.13 COMPANY'S 1997 AUDIT FINANCIAL STATEMENTS. The Company will complete the audit of its financial statements for its fiscal year ended December 31, 1997 not later than April 20, 1998 and not later than such date will deliver a copy thereof to Buyer, together with the opinion thereof of the Company's independent accountants.

    SECTION 8.14 SANTRY NOTE. Buyer shall not, without the prior written consent of the Company, amend, renew, supplement, extend or otherwise modify the terms of that certain Promissory Note dated September 16, 1997 in the original principal amount of $3,661,505.39 by Michael G. Santry in favor of Buyer, as amended by that certain Letter Agreement of even date herewith or waive any term or provision thereof.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

        (a) by mutual consent of Buyer and the Company;

        (b) by the Company or by Buyer, if, upon a vote at a duly held meeting of stockholders of Buyer or the Company, or any adjournment thereof, any approval of the holders of Buyer Common Stock, or the Shareholders, necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained;

        (c) by the Company, by written notice to Buyer, if, prior to the meeting of stockholders of Buyer, the board of directors of Buyer, in the exercise of its fiduciary duties under applicable law (i) withdraws or modifies in any manner adverse to the Company its approval or recommendation of this Agreement or the Merger, (ii) approves or recommends any Acquisition Proposal by a party other than the Company or (iii) resolves to take any of the actions specified in clauses (i) or (ii);

        (d) by Buyer, by written notice to the Company, if the board of directors of Buyer, in its good faith exercise of its business judgment, determines (after consultation with, and upon the advice of, its counsel) that continuing to recommend to the stockholders of Buyer the approval of this Agreement or the Merger would be reasonably likely to be a breach of the fiduciary duties of the board of directors of Buyer to the stockholders of Buyer;

        (e) by the Company if there has been a material breach by Buyer of
    Section 8.08;

        (f) by the Company, on the one hand, or by Buyer, on the other hand, by written notice to the other party or parties hereto, if the Merger shall not have been consummated on or before July 31, 1998 (or such later date as Buyer and the Company may agree), provided that in the case of a termination under this clause (f), the party or parties terminating this Agreement shall not then be in material breach of any of its obligations under this Agreement;

        (g) by Buyer if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Company under this Agreement or
    (ii) any of the conditions precedent to Closing set forth in Sections 6.01 or 6.02 have not been met on the Closing Date, and, in each case, Buyer is not then in material default of its obligations hereunder; or

        (h) by the Company if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer under this Agreement or
    (ii) any of the conditions precedent to Closing set forth in Sections 6.01 or 6.03 have not been met on the Closing Date, and, in each case, the Company is not then in material default of its obligations hereunder.

    SECTION 9.02  EFFECT OF TERMINATION.

        (a) In the case of any termination of this Agreement, the provisions of Sections 8.03(b), 8.04 and 8.06 shall remain in full force and effect.

        (b) In the event of termination of this Agreement as provided in Section 9.01(a) or 9.01(b) or 9.01(f), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

        (c) In the event of termination of this Agreement as provided in Sections 9.01(c) or 9.01(d) or 9.01(e) or 9.01(g) or 9.01(h) hereof, subject to Section 9.05 hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise.

    SECTION 9.03 AMENDMENT. This Agreement may be amended only by a written instrument executed by each of the parties hereto. Any amendment effected pursuant to this Section 9.03 shall be binding upon all parties hereto.

    SECTION 9.04 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.04 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

    SECTION 9.05 BREAKUP FEE. In the event that this Agreement is terminated pursuant to Sections 9.01(c), (d) or (e), then Buyer shall promptly pay to the Company in immediately available funds a breakup fee equal to One Million Dollars ($1,000,000.00) plus the Company's reasonable out-of-pocket expenses (including legal, accounting, consulting and investment banking fees) incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, up to a maximum of $500,000.00. The parties hereby acknowledge that the fee payable pursuant to this Section 9.05 in the event of a termination solely pursuant to Section 9.01(c), (d) or (e) hereof constitutes the sole and exclusive remedy of the Company for such termination, and as such, represents the Company's liquidated damages as compensation for such termination of this Agreement.

                                   ARTICLE X
                          INDEMNIFICATION AND SURVIVAL

    SECTION 10.01  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date which is the later of 60 days after completion of the audited consolidated financial statements of Buyer and the Company for the fiscal year ending December 31, 1998 or April 30, 1999 (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled). Buyer agrees to promptly deliver a copy of such audited financial statements to the Representative.

        (b) No Action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered to the Buyer or the Representative, as the case may be, pursuant to Section 11.01 hereof on or before the termination of the survival period specified in
    Section 10.01(a).

    SECTION 10.02  INDEMNIFICATION.

        (a) The Shareholders covenant and agree to defend, indemnify and hold harmless Buyer, each person who controls, is controlled by or is under common control with Buyer within the meaning of the Securities Act, and each director, officer, employee or agent of Buyer (collectively, "BUYER INDEMNIFIED PARTIES") from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate delivered pursuant to this Agreement at the Closing; or (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by the Company pursuant to this Agreement.

        (b) Buyer covenants and agrees to defend, indemnify and hold harmless the Shareholders, and each person who controls, is controlled by or is under common control with any Shareholder within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any certificate delivered pursuant to this Agreement at the Closing; or (ii) the failure of Buyer to perform or observe fully any covenant, agreement or provision to be performed or observed by Buyer pursuant to this Agreement.

        (c) The Shareholders' liability under this Section 10.02 shall be allocated among them pro rata in accordance with the number of Shares owned by each of them as set forth on Annex A hereto. In the event that the Shareholders are required to satisfy a claim for indemnification by any Buyer Indemnified Party, such claim shall be satisfied by delivery of Escrow Shares (valued, for such purpose, at $1.78125 per share) in accordance with the terms of the Escrow Agreement. No Shareholder shall have any right of contribution or equitable indemnification against the Company or the Surviving Corporation for the Shareholders' obligations under Section 10.02(a).

        (d) Notwithstanding anything in this Agreement to the contrary, including this Article X, the indemnification obligations of the Shareholders under Section 10.02(a) hereof and the Buyer under Section 10.02(b) hereof (i) shall apply only to the extent that the amount of Damages suffered by the Buyer Indemnified Parties or the Shareholders, respectively, exceeds an accumulated total of $500,000.00 in the aggregate, at which point the obligations of the Shareholders or the Buyer, as the case may be, shall be to indemnify only for the Damages in excess of such accumulated total; (ii) shall be limited, in the case of the Shareholders, to the Escrow Shares, and the Buyer Indemnified Parties shall have no recourse against the Shareholders pursuant to this Agreement beyond recovery of the Escrow Shares; and (iii) shall be limited, in the case of Buyer, to the Additional Shares, and the Shareholders shall have no recourse against Buyer pursuant to this Agreement beyond recovery of the Additional Shares.

        (e) Except as otherwise expressly provided in this Agreement, all claims by any Buyer Indemnified Party for indemnification from the Shareholders shall be satisfied in accordance with the terms of the Escrow Agreement.

        (f) In the event that Buyer is required to satisfy a claim for indemnification by the Shareholders, such claim shall be satisfied by dividing the amount thereof by $1.78125 (the same valuation per share set forth in the Escrow Agreement) and issuing to the Shareholders, pro rata in accordance with the number of Shares owned by each of them as set forth on Annex A, a number of shares of Buyer Common Stock equal to such quotient; provided however, that Buyer shall not be obligated to issue an aggregate number of shares of Buyer Common Stock in excess of 1,506,092, a number equal to the number of Escrow Shares (the "ADDITIONAL SHARES"), in satisfaction of all its indemnification obligations under this Agreement.

        (g) The indemnification provided for in this Article X shall constitute the exclusive remedies of the Buyer Indemnified Parties, on the one hand, and the Shareholders, on the other hand, for any post-Closing claims against the other under this Agreement.

        (h) Notwithstanding anything in this Agreement to the contrary, including this Article X, the indemnification obligations of the Shareholders under Section 10.02(a) hereof and the Buyer under Section 10.02(b) hereof shall not apply to any consequential, incidental, exemplary or punitive Damages, including but not limited to lost profits, suffered by any Buyer Indemnified Party, on the one hand, or by the Shareholders, on the other hand.

    SECTION 10.03  THIRD PARTY CLAIMS.

        (a) If any party entitled to be indemnified pursuant to Section 10.02 (an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

        (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to assume defense of the Indemnifiable Claim; PROVIDED, HOWEVER, that the Indemnifying Party will be required to consult with the Indemnified Party with respect thereto. If the Indemnifying Party assumes the defense of such Indemnifiable Claim, it will take all steps necessary to investigate, defend or settle such claim and will, subject to Section 10.01, hold the Indemnified Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Indemnifiable Claim. The Indemnified Party will have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party will be at the expense of the Indemnified Party. Without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that (a) provides for non-monetary relief or (b) does not include an unconditional and complete release of the Indemnified Party by the claimant or plaintiff making the Indemnifiable Claim. Failure by the Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any Indemnifiable Claim within 30 days after its receipt of notice thereof will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Indemnifiable Claim if the Indemnified Party is materially prejudiced by such failure. In such event, the Indemnified Party may defend against such Indemnifiable Claim in any manner it deems appropriate and may settle such Indemnifiable Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.

        (c) Buyer shall advance the costs and expenses required to defend any Indemnifiable Claim. If the Indemnified Party is the Buyer, such costs and expenses shall constitute Damages recoverable from the Escrow Shares. If the Indemnified Parties are the Shareholders, such costs and expenses shall constitute Damages for which Additional Shares shall be issued to the Shareholders.

        (d) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party undertakes such defense but thereafter ceases to defend such Indemnifiable Claim, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion and acting in good faith and the Indemnified Party may recover its Damages from the Indemnifying Party, subject to the limitations, and in the manner, set forth in this Article X; provided, however, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

                                   ARTICLE XI
                               GENERAL PROVISIONS

    SECTION 11.01 NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

    (a) If to the Company, addressed to:
       IQI, Inc.
       1645 North Vine Street
       Los Angeles, California 90028
       Telecopy: (213) 848-5758
       Attention: Chief Executive Officer
       With copies to:
       Thayer Equity Investors III, L.P.
       1455 Pennsylvania Avenue, N.W.
       Suite 350
       Washington, D.C. 20004
       Telecopy: (202) 371-0391
       Attention: Mr. Rick Rickertsen
                Mr. Douglas Gilbert
       and to:
       Paul, Hastings, Janofsky & Walker LLP
       Twenty-Third Floor
       555 South Flower Street
       Los Angeles, California 90071
       Telecopy: (213) 627-0705
       Attention: Robert A. Miller, Jr., Esq.

    (b) If to Buyer or Newco, addressed to:
       ATC Communications Group, Inc.
       5950 Berkshire Lane
       Suite 1650
       Dallas, Texas 75225
       Telecopy: (214) 361-9874
       Attention: Mr. Michael G. Santry
       With a copy to:
       Hughes & Luce, L.L.P.
       1717 Main Street
       Suite 2800
       Dallas, Texas 75201
       Telecopy: (214) 939-5849
       Attention: Kenneth G. Hawari, Esq.

    SECTION 11.02 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

    SECTION 11.03 ENTIRE AGREEMENT. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, and the Confidentiality Agreement, contain the entire understanding of the parties hereto in respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, among the parties with respect to such subject matter, including, without limitation, the letter of intent dated as of February 24, 1998 between Buyer and the Company.

    SECTION 11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs and assigns; PROVIDED, HOWEVER, that no party may assign either this Agreement or any of its rights, interests or obligations hereunder in whole or in part without the prior written consent of the other parties hereto (other than to the Surviving Corporation as a result of the Merger), and any such transfer or assignment without said consent shall be void, AB INITIO.Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

    SECTION 11.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

    SECTION 11.06 SCHEDULES AND ANNEXES. The schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

    SECTION 11.07  CONSTRUCTION.

        (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

        (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

    SECTION 11.08 ARBITRATION. To the extent that the parties hereto are unable to resolve their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party hereto may initiate arbitration by sending written notice of its intention to arbitrate to the other parties hereto and to the AAA office located in Dallas, Texas (if initiated by the Company) or Los Angeles, California (if initiated by Buyer). Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas (if initiated by the Company) and the AAA office located in Los Angeles, California (if initiated by Buyer) before an independent and impartial arbitrator acceptable to Buyer and the Company. The party initiating arbitration shall pay the costs and expenses of the arbitration, unless otherwise determined by the arbitrator. The decision of the arbitrator will be final and binding on the parties hereto and their successors and assignees. The parties intend that this agreement to arbitrate be irrevocable.

    SECTION 11.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their behalf as of the day and year first above written.


                                  IQI, INC.


                                  By:          /s/ Stephen A. McNeely
                                     -----------------------------------------
                                  Name:          Stephen A. McNeely
                                       ---------------------------------------
                                  Title: Chief Executive Officer and President
                                         -------------------------------------


                                  ATC COMMUNICATIONS GROUP, INC.


                                  By:          /s/ Michael G. Santry
                                     -----------------------------------------
                                  Name:          Michael G. Santry
                                       ---------------------------------------
                                  Title: President and Chief Executive Officer
                                         -------------------------------------


                                  ATC MERGER SUB, INC.


                                  By:          /s/ Michael G. Santry
                                     -----------------------------------------
                                  Name:          Michael G. Santry
                                       ---------------------------------------
                                  Title: President and Chief Executive Officer
                                         -------------------------------------